Exhibit 10(cxx)

HAMILTON BEACH/PROCTOR-SILEX
2004 Annual Incentive Compensation Plan

General

Hamilton Beach/Proctor-Silex, Inc. (the “Company”) has established an Annual Incentive Compensation Plan (the “Plan”) as part of a competitive compensation program for the Officers and key management employees of the Company and its Subsidiaries. This Plan is also referred to as the Short Term Incentive Compensation Plan.

Plan Objective

The Company desires to attract and retain talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to earn annual incentive compensation to those employees whose performance has a significant impact on the Company’s short-term and long-term profitability.

Administration and Participation

The Plan is administered by the Nominating, Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee:

a.	May amend, modify, or discontinue the Plan.

b.	Will approve participation in the Plan. Generally, participants will include all employees in Hay Salary Job Grades 14 and above. Employees who voluntarily terminate their employment prior to year-end are not entitled to an award, and employees joining the Company after August (31) of any year will not be entitled to an award. Existing employees who were hired prior to September 1 and who are subsequently promoted into Grade 14 or above are allowed to enter after August. However, the Committee may select any employee who has contributed significantly to the Company’s profitability to participate in the Plan and receive an annual incentive compensation award.

c.	Will determine the annual performance criteria which generates the incentive compensation pool.

d.	Will determine the total amount of both the target and actual annual incentive compensation pool.

e.	Will approve individual incentive compensation awards to Officers and employees above Hay Salary Job Grade 17.

f.	May delegate to the Chief Executive Officer of the Company the power to approve incentive compensation awards to employees in and below Hay Salary Job Grade 17.

g.	May consider at the end of each year the award of a discretionary bonus amount to non- participants as an addition to the regular incentive compensation pool on a special one-time basis to motivate individuals not eligible to participate in the Plan,

h.	May approve a pro rata incentive compensation award for participants, provided those participants were actively at work for 90 days in the year of termination, whose employment is terminated (1) due to death, disability, retirement or facility closure or partial closure, such award to be determined pursuant to the provisions of subparagraphs e. and f. above or (2) under other circumstances at the recommendation of the Chief Executive Officer of the Company.

i.	Pursuant to item h., retirement is defined as participants who are 55 years of age or older with five years or more of service at the time of termination. Disability is defined as an approved application for disability benefits under the Company’s long term disability plan, or under the applicable government program. Facility closure or partial closure is defined as any layoff which requires WARN Act notice in the United States. In Mexico, facility closure or partial closure is defined as any layoff of 50 or more employees.

Determination of Corporate Incentive Compensation Pool

Each participant in the Plan will have an individual target incentive compensation percentage which is determined by the participant’s Hay Salary Job Grade.

This percentage is multiplied by the midpoint of the participant’s Hay Salary Job Grade to determine his/her individual target incentive compensation award.

The total of the target incentive compensation awards of all participants equals the target corporate incentive compensation pool (the “Target Pool”). The Target Pool is approved each year by the Committee.

The actual corporate incentive compensation pool (the “ Actual Pool”) is determined at the end of each year based on the Company’s actual performance against specific criteria established in the beginning of the year by the Committee. The Target Pool is adjusted upwards or downwards by corporate performance adjustment factors to determine the Actual Pool. In no event will the actual Pool exceed 150% of the Target Pool, except to the extent that the Committee elects to increase the Actual Pool by up to 10%, as described below.

It is the intent of the Plan that the Actual Pool, as determined above, will be the final total corporate incentive compensation pool. However, the Committee, in its sole discretion, may increase or decrease by up to 10% the Actual Pool or may approve an incentive compensation pool where there would normally be no pool due to Company performance which is below the criteria established for the year.

The Actual and Target Pools exclude commission personnel such as salespersons, regional general managers, and manufacturers representatives.

Determination or Individual Incentive Compensation Awards

Hay Salary Job Grades and the corresponding target incentive percentage for each participant in the Plan will be established at the beginning of each year and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool factor. Such adjusted individual incentive compensation will then be further modified based on a participant’s performance as compared to his individual goals for the year. The total of all individual incentive compensation awards must not exceed the Actual Pool for the year.

2004 Performance Targets

The performance targets for the Hamilton Beach/Proctor-Silex Annual Incentive Compensation Plan are attached as a Schedule to this document.